Exhibit 99.1

August 4, 2020

Drive Shack Announces Second Quarter 2020 Results
Provides Business & Financial Liquidity Update

NEW YORK, August 4, 2020 -- Drive Shack Inc. (the “Company”) (NYSE: DS) today reported its financial results for the second quarter ended June 30, 2020. The Company also provided an update on the impact of the COVID-19 pandemic on its business, together with measures the Company has taken to reduce cash expenditures.

“Despite the challenging environment, the Company experienced quite a bit of positive momentum in the second quarter. We reopened all of our golf courses and our Gen 2.0 Drive Shack venues in West Palm Beach, Richmond and Raleigh,” said Hana Khouri, Chief Executive Officer. “Our operators have done a remarkable job navigating the public health crisis. Due to COVID, we have implemented additional safety measures across all of our venues and courses to ensure that we are providing our guests with experiences that prioritize their health and safety.”

Khouri continued, “We have seen strong demand since reopening our traditional and entertainment golf businesses. Our courses and venues have proven to be the ideal setting for guests to socialize and make memories with friends while social distancing. The key differentiator is our outdoor, open-air format, with defined suite-style bays partitioned by protective dividers at our Drive Shack venues, and naturally limited on-course guest overlap at American Golf courses. We believe that these factors will ultimately set us up to emerge fr1om the COVID-19 environment as a leader in the leisure space.”

Business Update

The Company began the second quarter with operations suspended across all of its entertainment golf venues and substantially all of its owned, leased and managed traditional golf courses. By the end of June, all of its traditional golf courses, and all but one of its entertainment golf venues, resumed operations.  Across the traditional golf courses open for the full month of June, which excludes the courses located in New York and Texas, private course Membership Sales increased 32% and Member Rounds increased 20% compared to June 2019. During the same period, public course Green Fee & Cart Fee Revenue increased 10% compared to June 2019, despite available tee times decreasing 32% due to locally mandated restrictions. During the second quarter, our traditional golf business generated total revenue of $30 million. This comes to $22 million after adjusting for managed course expense reimbursements, of which $12 million was generated in June.

The Company’s entertainment golf business reopened its locations in West Palm Beach, Richmond and Raleigh on May 15, May 29, and June 26, respectively. Across 85 collective days of operations, the three entertainment golf venues generated total revenue of approximately $2 million and took less than 21 days on average to breakeven following their reopening.

The Company’s reopening strategy included a focus on safeguarding the health of its employees, guests and communities, with supplies and protocols intended to keep guests and employees safe and comfortable, including transparent bay partitioning, enhanced distancing, temperature checks, complimentary personal protective equipment, and complying with local safety mandates.

Financial Liquidity Update

As of July 31, 2020, the Company had approximately $12 million of unrestricted cash on hand compared to approximately $14 million as of April 30, 2020.   As the Company resumed its traditional and entertainment golf operations in the second quarter, it reopened its venues and courses with a re-positioned labor model designed to improve operational and financial performance. As resumed operations made headway, we were able to quickly generate sufficient cash flows to meet current venue and course level operating expenses, with cash flows from both businesses turning positive shortly thereafter.

As part of its cash preservation strategy initiated at the onset of the closure periods, the Company has deferred or reduced a portion of its rent payments and entered into payment plans with a number of vendors.  In addition, the Company has continued to defer payment of the 2019 annual employee bonuses, suspend quarterly cash dividends on its preferred stock, and construction on its entertainment golf venues and traditional golf courses remains paused.

Second Quarter Results (unaudited)

Three Months and Six Months Ended June 30, 2020 compared to the Three Months and Six Months Ended June 30, 2019
($ in thousands, except for per share data):

	Three Months Ended		Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Total revenues	$32,100	$71,615	$93,235	$125,567
Loss applicable to common stockholders	$(40,921)	$(14,354)	$(59,678)	$(30,349)
Loss applicable to common stock, per share
Basic	$(0.61)	$(0.21)	$(0.89)	$(0.45)
Diluted	$(0.61)	$(0.21)	$(0.89)	$(0.45)

For the three months ended June 30, 2020, the Company reported a loss of $41 million, or ($0.61) per share, compared to a loss of $14 million, or ($0.21) per share, in the corresponding period of the prior year.

For the six months ended June 30, 2020, the Company reported a loss of $60 million, or ($0.89) per share, compared to a loss of $30 million, or ($0.45) per share, in the corresponding period of the prior year.

Conference Call Wednesday, August 5, 2020
Management will hold a conference call to discuss these results Wednesday, August 5th at 9:00 a.m. Eastern Time.  The conference call can be accessed over the phone by dialing 1-866-913-6930 (from within the U.S.) or 1-409-983-9881 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference conference ID “6638268.”

A copy of the earnings release will be posted to the Investor Relations section of Drive Shack Inc.’s website, http://ir.driveshack.com.

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at http://ir.driveshack.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast. A telephonic replay of the conference call will also be available two hours following the call’s completion through 11:30 P.M. Eastern Time on Wednesday, August 19, 2020 by dialing 1-800-585-8367 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference conference ID “6638268.”

Additional Information
For additional information that management believes to be useful for investors, please refer to the presentation posted on the Investor Relations section of the Company’s website, http://ir.driveshack.com. For consolidated information, please refer to the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K, which are available on the Company’s website, http://ir.driveshack.com.

About Drive Shack
Drive Shack Inc. is a leading owner and operator of golf-related leisure and entertainment businesses.

Forward-Looking Statements: The Company cautions that this release contains forward-looking statements, including, without limitation, statements relating to our expected results of operations and the impact on our business and operations of the COVID-19 pandemic. Forward-looking statements involve risks and uncertainties.   Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements.  Future factors that could cause actual results or other expectations or intentions to differ from those included in forward-looking statements include, without limitation, the uncertain and unprecedented impact of the COVID-19 pandemic on our business and operations and the related impact on our liquidity needs; our ability to continue as a going concern; our ability to access other funding sources; the potential imposition of government-mandated and voluntary shutdowns relating to the COVID-19 pandemic; the level of customer demand during the onset and continuance of the COVID-19 pandemic and thereafter; the economic impact of the COVID-19 pandemic and related disruptions on the communities we serve; our overall level of indebtedness and leverage; general business and economic conditions; the impact of competition; the seasonality of the Company’s business; adverse weather conditions; guest and employee complaints and litigation; labor costs and availability; changes in consumer and corporate spending; changes in demographic trends; changes in governmental regulations; unfavorable publicity, our ability to open new venues, and acts of God. The Company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

Consolidated Balance Sheets

(dollars in thousands, except share data)
	(Unaudited) June 30, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$12,638	$28,423
Restricted cash	2,974	3,103
Accounts receivable, net of allowance of $967 and $1,082, respectively	3,651	5,249
Real estate assets, held-for-sale, net	16,975	16,948
Real estate securities, available-for-sale	2,985	3,052
Other current assets	13,977	17,521
Total current assets	53,200	74,296
Restricted cash, noncurrent	267	438
Property and equipment, net of accumulated depreciation	178,732	179,641
Operating lease right-of-use assets	203,359	215,308
Intangibles, net of accumulated amortization	16,039	17,565
Other investments	—	24,020
Other assets	5,476	4,723
Total assets	$457,073	$515,991

Liabilities and Equity
Current liabilities
Obligations under finance leases	$5,860	$6,154
Membership deposit liabilities	14,457	10,791
Accounts payable and accrued expenses	34,374	25,877
Deferred revenue	23,633	26,268
Real estate liabilities, held-for-sale	5	4
Other current liabilities	27,375	23,964
Total current liabilities	105,704	93,058
Credit facilities and obligations under finance leases - noncurrent	12,061	13,125
Operating lease liabilities - noncurrent	175,048	187,675
Junior subordinated notes payable	51,187	51,192
Membership deposit liabilities, noncurrent	95,913	95,805
Deferred revenue, noncurrent	6,783	6,283
Other liabilities	1,709	3,278
Total liabilities	$448,405	$450,416

Commitments and contingencies

Equity
Preferred stock, $0.01 par value, 100,000,000 shares authorized, 1,347,321 shares of 9.75% Series B Cumulative Redeemable Preferred Stock, 496,000 shares of 8.05% Series C Cumulative Redeemable Preferred Stock, and 620,000 shares of 8.375% Series D Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, issued and outstanding as of June 30, 2020 and December 31, 2019	61,583	61,583
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 67,212,362 and 67,068,751 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	672	671
Additional paid-in capital	3,177,883	3,177,183
Accumulated deficit	(3,232,925)	(3,175,572)
Accumulated other comprehensive income	1,455	1,710
Total equity	$8,668	$65,575

Total liabilities and equity	$457,073	$515,991

Consolidated Statements of Operations (unaudited)

(dollars in thousands, except share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues
Golf operations	$29,675	$57,386	$78,300	$102,092
Sales of food and beverages	2,425	14,229	14,935	23,475
Total revenues	32,100	71,615	93,235	125,567
Operating costs
Operating expenses	33,224	58,720	87,591	106,443
Cost of sales - food and beverages	829	3,904	4,484	6,601
General and administrative expense	6,368	13,607	16,186	25,226
Depreciation and amortization	6,682	5,122	13,476	10,046
Pre-opening costs	270	1,700	822	2,879
(Gain) loss on lease terminations and impairment	(3,125)	118	(2,333)	4,206
Total operating costs	44,248	83,171	120,226	155,401
Operating loss	(12,148)	(11,556)	(26,991)	(29,834)

Other income (expenses)
Interest and investment income	135	265	265	608
Interest expense, net	(2,591)	(1,795)	(5,336)	(3,947)
Other income (loss), net	(24,422)	127	(24,055)	5,614
Total other income (expenses)	(26,878)	(1,403)	(29,126)	2,275
Loss before income tax	(39,026)	(12,959)	(56,117)	(27,559)
Income tax expense	500	—	771	—
Net Loss	(39,526)	(12,959)	(56,888)	(27,559)
Preferred dividends	(1,395)	(1,395)	(2,790)	(2,790)
Loss Applicable to Common Stockholders	$(40,921)	$(14,354)	$(59,678)	$(30,349)

Loss Applicable to Common Stock, per share
Basic	$(0.61)	$(0.21)	$(0.89)	$(0.45)
Diluted	$(0.61)	$(0.21)	$(0.89)	$(0.45)
Weighted Average Number of Shares of Common Stock Outstanding
Basic	67,111,843	67,029,610	67,090,805	67,028,364
Diluted	67,111,843	67,029,610	67,090,805	67,028,364

For Investor Relations Inquiries:

Austin Pruitt
Head of Investor Relations
646-585-5591
IR@driveshack.com